Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated December 28, 2017 relating to our audits of the balance sheets of Webstar Technology Group, Inc. (the “Company”) as of December 31, 2016 and 2015 and the related statements of operations, shareholders’ deficit and cash flows for the years then ended. Our report dated December 28, 2017, relating to the financial statements include an explanatory paragraph to the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP
Marlton, New Jersey
December 28, 2017